Filed Pursuant to Rule 424(b)(3)

Registration File No.: 333-278306

File No.: 811-23561

WILSHIRE PRIVATE ASSETS FUND

(the “Fund”)

Supplement dated January 27, 2026

to the Fund’s Institutional Shares Prospectus, dated July 29, 2025, as supplemented (the “Prospectus”).

This Supplement provides new and additional information beyond that contained in the Prospectus, and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this Supplement remains unchanged. Capitalized terms not otherwise defined in this Supplement have the same meaning as in the Prospectus.

The Fund has changed the minimum initial investment required to invest in the Fund from $25,000 to $5,000 and the minimum amount for additional investments in the Fund from $5,000 to $1,000. Accordingly, effective immediately, all references the Fund’s $25,000 minimum initial investment amount and $5,000 minimum additional investment amount are hereby deleted and replaced with references to $5,000 and $1,000 respectively.

DWP-SK-003-0100